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                                                                    EXHIBIT 99.1



                 NEVADA MANHATTAN MINING ANNOUNCES REVENUES FROM
                                TIMBER PRODUCTION


        CALABASAS, Calif--Aug. 12, 1997--Nevada Manhattan Mining Inc. (OTC/BB:NVMH), a diversified, global natural resource company, Tuesday released its first revenue figures from its 80 percent-owned subsidiary, Equatorial Resources.

        The company's Brazilian timber operations produced $287,178 in revenues for the period ended May 31, 1997. Operations in Brazil commenced in January 1997.

        The company reported a net loss of $3,536,009 for the year ended May 31, 1997, primarily due to the ongoing current expansion which included additional capital infusion in the Brazilian timber operations. The above figures were disclosed in connection with the company's recently completed audited financial statements for the year ended May 31, 1997, filed with the U.S. Securities and Exchange Commission.

        Christopher Michaels, NVMH's CEO, stated: "We are pleased with the early results and revenue production of our Brazilian subsidiary and anticipate significantly higher revenues in ensuing quarters. Producing revenues within the first six months of operation in Brazil validates our commitment to the project and the ongoing expansion."

        In addition to its hardwood timber operations, Nevada Manhattan Mining also has gold and coal mining concessions in Asia, as well as a producing gold mine in Nevada. For more information on Nevada Manhattan Mining, contact Christopher Michaels, CEO, or Jeffrey Kramer, COO, at 818/591-4400 or fax 818/591-4411 or Jack Wynn, Jack Wynn & Co. Inc. 202/547-6245 or fax 202/547-6260.